Exhibit 99.1

FOR IMMEDIATE RELEASE

Mercury Computer Systems Reports Revised Second Quarter 2006 Results

Revenues Unchanged at $62.5 Million

GAAP Earnings per Share Lowered from $0.08 to $0.06

CHELMSFORD, Mass. — February 9, 2006 — Mercury Computer Systems, Inc. (NASDAQ: MRCY), reported revised results for its second quarter ended December 31, 2005.

On January 26, 2006, the Company reported second quarter revenues of $62.5 million, GAAP operating income of $0.7 million, GAAP net income of $1.6 million, and GAAP diluted earnings per share of $0.08.

Revenue for the second quarter remains unchanged. However, subsequent to the initial earnings announcement on January 26, 2006, the Company’s investigation of a discrete field warranty obligation resulted in the Company increasing its product warranty accrual for the second quarter by an additional $477,000. As a result of this adjustment, the financial statements that will be included in the Company’s Quarterly Report on Form 10-Q, to be filed later today, will report GAAP operating income of $0.2 million, GAAP net income of $1.2 million, and GAAP diluted earnings per share of $0.06. This adjustment results in a $0.02 reduction in previously announced GAAP diluted earnings per share.

The warranty accrual adjustment arises from a commitment made to a customer in the second quarter to perform on-site warranty work related to boards purchased from a third-party supplier, which work is currently underway.

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Mercury Computer Systems Reports Revised Second Quarter 2006 Results                                                                              Page 2

About Mercury Computer Systems, Inc.

Mercury Computer Systems, Inc. (NASDAQ: MRCY) is the leading provider of high-performance embedded, real-time digital signal and image processing solutions. Mercury’s solutions play a critical role in a wide range of applications, transforming sensor data to information for analysis and interpretation. In military reconnaissance and surveillance platforms the Company’s systems process real-time radar, sonar, and signals intelligence data. Mercury’s systems are also used in state-of-the-art medical diagnostic imaging devices including MRI, PET, and digital X-ray, and in semiconductor imaging applications including photomask generation and wafer inspection. Mercury provides advanced 3D image processing and visualization software and optimized systems to diverse end markets including life sciences, geosciences, and simulation. The Company also provides radio frequency (RF) products for enhanced communications capabilities in military and commercial applications.

Based in Chelmsford, Massachusetts, Mercury serves customers in North America, Europe and Asia through its direct sales force and a network of subsidiaries and distributors. Visit Mercury on the web at www.mc.com.

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Contact:

Robert Hult, CFO

978-967-1990 / rhult@mc.com